Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the reference to our firm under the caption “Experts” and to the use of our report with respect to the financial statements and schedules of Coinmach Laundry Corporation and Subsidiaries dated May 27, 2004, our report with respect to the financial statements and schedule of Coinmach Corporation and Subsidiaries dated May 27, 2004 and our report with respect to the balance sheet of Coinmach Service Corp. dated May 27, 2004, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-114421) and related Prospectus of Coinmach Service Corp. for the registration of income deposit securities.

/s/ Ernst & Young LLP

New York, New York

October 25, 2004